                                                                  EXHIBIT 10.9.1

                             SETTLEMENT AGREEMENT


     This Settlement Agreement (the "Agreement"), dated as of February 19, 1996, is made by and among Community Psychiatric Centers, Inc. ("CPC"), Kay Seim, Richard Seim and Continuum Healthcare, Inc. ("Continuum").

                                    RECITALS

     A. In the course of reaching agreement on the terms of Kay Seim's separation from CPC and amicably settling the differences between the parties, a series of letters between the parties have been exchanged.

     B. This Agreement is intended to definitively set forth that agreement; it will summarize and supersede all oral and written communications that have taken place to date.

     C. The settlement will go into effect on the date that all parties have signed this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, the parties agree as follows:

     1.  Termination of Employment and Continuing Compensation.  The effective
         ------------------------------------------------------
date of the termination of Kay Seim's employment by CPC was and is November 3, 1995. For settlement purposes only, CPC will continue to pay, on a regular bi-weekly basis, the compensation (at the current rate) to which Kay Seim would have been entitled for the remainder of the one-year renewal term ending on July 1, 1996, pursuant to Paragraph 3 of CPC's Employment Agreement with Kay Seim.

     2.  Employee Benefits.  Kay Seim's medical insurance benefits will continue
         ------------------
through July 1, 1996 with COBRA availability thereafter. Any profit sharing and 401K funds may roll over. Unused and non-accrued vacation time for 1995 (six weeks) will be paid. Outplacement services by Lee Hecht Harrison in Bellevue will be paid for up to an amount of $12,000 by CPC for a period of one year after the effective date of this settlement agreement.

     3.  Stock Options.  Kay Seim will be entitled to exercise her vested stock
         --------------
options until July 1, 1996. However, a "blackout period" will be in effect, such that Kay Seim will be unable to trade during the blackout period until the tenth (10th) day after CPC releases its 1995 10-K. Notwithstanding anything to the contrary, Kay

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

Seim will be released from any "blackout" period on or before May 26, 1996. Kay Seim has been and will continue to be responsible for ensuring that she is in compliance with state and federal securities laws governing the exercise of stock options and trading by corporate "insiders."

     4.  Office Space.  Kay Seim will be entitled to continue to use her current
         -------------
office through and including March 31, 1996. On or before that date, Kay Seim will be able to purchase the furniture, furnishings and equipment from that office listed in Attachment A for a total price of $2,500.

     5.  Repayment of Home Equity Loan and Sale of Las Vegas Residence.  CPC
         --------------------------------------------------------------
will provide Kay Seim with the opportunity to sell her Las Vegas residence until July 1, 1996. The unpaid remainder of the $300,000 home equity loan that CPC made to Kay Seim, pursuant to Paragraph 3 of the Addendum to Employment Contract, plus closing and carrying costs will be repaid from the proceeds of the sale of the property, with Kay Seim retaining the balance of the proceeds of sale. In the meantime, Kay Seim will continue to pay the principal and interest due and comply with all terms of the loan documents.

     If the residence is not sold by July 1, 1996 or Kay Seim, at her option, has not repaid the CPC Loan, CPC will list and sell the property at its sole and absolute discretion. CPC will initially list the property at its fair market value, as determined by CPC. Once the property is sold by CPC, Kay Seim will be paid any proceeds in excess of the remaining loan amount, carrying costs and expenses associated with the sale transaction.

     In order to facilitate the sale of the property by CPC if the property has not already been sold by Kay Seim or, at Kay Seim's option, she has not repaid the CPC loan, in each case by July 1, 1996, Kay Seim agrees to provide a grant deed (deeding the property to CPC) and escrow instructions to Nevada Title no later than February 28, 1996. Pursuant to the escrow instructions, the escrow agent will deliver the deed to CPC on July 2, 1996, if Kay Seim has not already sold the property or repaid the CPC loan by July 1, 1996. Similarly, pursuant to the escrow instructions, the escrow agent will return the deed to Kay Seim if she sells the property or repays the CPC loan by July 1, 1996.

     6.  No Conflict of Interest.  In light of the fact that Continuum is
         ------------------------
referenced in the Addendum to Employment Agreement as not placing Kay Seim in a conflict of interest, CPC acknowledges that Kay Seim's post-employment involvement with Continuum will not violate any of her continuing obligations under Paragraph 6.6 of the Employment Agreement, which shall otherwise be in effect, with the exception of

Paragraph 6.6.7 of that Agreement, which hereafter shall be null, void and unenforceable.

     7.  CPC Lease of Space to Continuum.  CPC will provide Continuum the
         --------------------------------
opportunity to lease space at CPC Fairfax Hospital in Kirkland, Washington. Continuum is not obligated to enter into such a lease, however. CPC will agree to a five-year lease term with five one-year renewal options. CPC will have the ability to terminate the lease under certain circumstances including, but not limited to, the following: (1) the closure or sale of CPC Fairfax Hospital; provided that CPC shall be required to provide Continuum with 120 days notice of such a termination following consummation of an agreement to sell CPC Fairfax Hospital or a decision to close the hospital; (2) a material change in the stock ownership of Continuum; (3) a material breach of the lease by Continuum; (4) a failure by Continuum to obtain or maintain insurance or necessary licenses, permits or certification for the use; or (5) bankruptcy or insolvency of Continuum. the rental fee under the lease will be $750.00 per month per bed, exclusive of "hotel services." These services, as well as others, will be made available by CPC to Continuum on a cost plus 10% basis.

     Unless prohibited by federal or state law and in connection with such a lease, CPC will transfer the existing Residential Treatment Center ("RTC") business within CPC Fairfax Hospital to Continuum and will agree not to conduct an RTC facility in western Washington State. CPC will provide reasonable assistance to Continuum in employing CPC employees currently working on the RTC unit at CPC Fairfax Hospital. CPC will provide reasonable cooperation in the CHAMPUS certification process. CPC will also provide reasonable cooperation to Continuum in Continuum obtaining any necessary licensing and accreditation. To the extent that Continuum does not obtain the appropriate licensing and accreditation, this Paragraph will be of no force and effect.

     Any lease entered into pursuant to this paragraph must be executed no later than March 10, 1996 with additional standard terms agreeable to all parties for a commencement date of thirty (30) days form execution. Continuum will bear responsibility and cost for preparation and submission of the lease, and, any and all amendments required.

     8.  Adjustments With Continuum.  Any bad debt which was accrued by CPC
         ---------------------------
Fairfax Hospital for RTC receivables while the Continuum/CPC Memorandum of Understanding was in effect will be shared with Continuum on a 50/50 basis. In addition, if CPC did not bill CHAMPUS for educations services during the course of the relationship under the Memorandum of Understanding, then to the extent legally permissible CPC shall so invoice Champus and any revenues collected from subsequent billings for that period will be shared with Continuum on a 50/50 basis.

     9.  Releases.  In consideration of CPC's promises and releases, Kay Seim,
         ---------
Richard Seim, and Continuum, on behalf of themselves and their shareholders, employees, officers, directors, agents, attorneys, subsidiaries, successors and assigns ("Kay Seim's, Richard Seim's, and Continuum's Affiliates"), fully, finally and forever release, forgive and discharge CPC and CPC's shareholders, employees, officers, directors, agents, attorneys, subsidiaries, successors and assigns ("CPC's Affiliates") from all rights, claims, suits and actions that Kay Seim, Richard Seim, Continuum and/or their Affiliates now have against CPC and/or CPC's Affiliates arising out of any act, event or omission of any nature whatsoever occurring prior to the effective date of this settlement agreement.

     It is the intention of Kay Seim, Richard Seim, and Continuum that this agreement shall be a complete and final resolution of all disputes between theses parties. Kay Seim, Richard Seim, and Continuum agree not to bring any claim, action, suit, arbitration or other proceeding against CPC or CPC's Affiliates regarding or related in any manner to any claim released herein.

     Kay Seim, Richard Seim, and Continuum acknowledge and agree that this release applies to all claims for injuries, costs, expenses, damages or losses that Kay Seim, Richard Seim, Continuum and/or their Affiliates may have against CPC or CPC's Affiliates whether known or unknown, foreseen or unforeseen, patent or latent. Kay Seim, Richard Seim, and Continuum acknowledge that they intend to waive all claims for damages that may exist as of the effective date of this settlement agreement but which Kay Seim, Richard Seim, Continuum or their Affiliates do not know exist and which, if known, would have materially affected their decision to execute this release, regardless of whether the lack of knowledge was the result of ignorance, oversight, error, negligence or any other cause.

     In consideration of Richard Seim's and Continuum's promises and releases, CPC, on behalf of itself and CPC's Affiliates, fully, finally and forever releases, forgives and discharges Richard Seim and Continuum and their Affiliates from all rights, claims, suits and actions that CPC or CPC's Affiliates now have against them arising out of any act, event or omission of any nature whatsoever occurring prior to the effective date of this settlement agreement.

     It is the intention of CPC that this agreement be a complete and final resolution of all disputes between (i) CPC and CPC's Affiliates and (ii) Richard Seim, Continuum and their Affiliates. CPC on behalf of itself and the CPC's Affiliates agrees not to bring any claim, action, suit, arbitration or other proceeding against Richard Seim, Continuum and their Affiliates regarding or related in any manner to any claim released herein.

     CPC acknowledges and agrees that this release applies to all claims for injuries, costs, expenses, damages or losses that CPC and/or CPC's Affiliates may have against Richard Seim, Continuum and their Affiliates whether known or unknown, foreseen or unforeseen, patent or latent. CPC acknowledges that it intends to waive all claims for damage that may exist as of the effective date of this settlement agreement but which CPC and/or CPC's Affiliates do not know exist and which, if known, would have materially affected their decision to execute this release, regardless of whether the lack of knowledge was the result of ignorance, oversight, error, negligence or any other cause.

     For avoidance of doubt, Kay Seim shall not be considered an Affiliate of Richard Seim or Continuum for purposes of the preceding three paragraphs; rather the release applicable to Kay Seim is set forth below.

     In consideration of Kay Seim's promises and release, CPC, on behalf of itself and CPC's Affiliates, fully, finally and forever releases, forgives and discharges Kay Seim from all rights, claims, suits and actions that CPC or CPC's Affiliates now have against her arising out of any act, event or omission of any nature whatsoever occurring prior to the effective date of this settlement agreement; provided, however, that CPC and CPC's Affiliates reserve the right, and the foregoing release shall not release, forgive or discharge any right, claim, suit or action of CPC or CPC's Affiliates, to make or bring a claim, suit or action against Kay Seim to seek contribution, seek indemnity or to otherwise make a claim over against her solely with respect to and only to the extent of damages sought by a third party in a claim, suit or action against CPC or CPC's Affiliates arising out of any reckless or intentional misconduct of Kay Seim ("Kay Seim Third Party Claims").

     It is the intention of CPC that, except for the Kay Seim Third Party Claims, this agreement will be a complete and final resolution of all disputes between (i) CPC and CPC's Affiliates and (ii) Kay Seim. Without limiting their rights with regard to Kay Seim Third Party Claims, CPC on behalf of itself and the CPC's Affiliates agrees not to bring any claim, action, suit, arbitration or other proceeding against Kay Seim regarding or related in any manner to any claim released herein.

     CPC acknowledges and agrees that, except for the Kay Seim Third Party Claims, this release applies to all claims for injuries, costs, expenses, damages or losses that CPC and/or CPC's Affiliates may have against Kay Seim, whether known or unknown, foreseen or unforeseen, patent or latent. CPC acknowledges that, except for the Kay Seim Third Party Claims, it intends to waive all claims for damage that may exist as of the effective date of this settlement agreement but which CPC and/or CPC's Affiliates do not know exist and which, if known, would have materially affected their decision to execute this release, regardless of whether the lack of

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

knowledge was the result of ignorance, oversight, error, negligence or any other cause.

     10.  Governing Law.  This settlement agreement shall be governed by and
          --------------
construed in accordance with the laws of the State of Nevada.

     11.  Entire Agreement.  This agreement contains all of the terms and
          -----------------
conditions agreed upon by the parties with reference to the subject matter herein. No other agreements, written or oral, shall be deemed to exist or to bind any of the parties and all prior agreements, understandings and representations are merged herein and are superseded by the language of this agreement. This agreement cannot be modified or changed except in a writing signed by all parties.

     12.  Opportunity to Consult Counsel.  All parties to this agreement have
          -------------------------------
carefully considered its terms and have had the opportunity to consult with counsel.

     13.  Cooperation.  The parties agree that each of them will sign any and
          ------------
all additional documents (e.g., escrow instructions) necessary to effectuate the terms of this settlement agreement. In addition, Kay Seim agrees to cooperate with CPC and its attorneys in connection with any ongoing legal matters in which she may be a witness (e.g., by preparing for and attending depositions).

     14.  Name and Reputation.  The parties promise to refrain from engaging,
          --------------------
directly or indirectly, in any action or omission which is, or is likely to be, detrimental to the reputation or goodwill of any other party or any of directors, officers, owners, employees, related or affiliated entities of any other party.

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

     15.  Confidentiality.  The parties agree not to disclose the terms and
          ----------------
conditions of this Agreement to any person or entity not a party hereto except members of Kay Seim's and Richard Seim's immediate family and legal advisors who shall be informed of and bound by this confidentiality provisions, unless such communication is required by law or is necessary to comply with the law (e.g., communications to a tax preparer for purposes of submitting an income tax return to the Internal Revenue Services), except to the extent such disclosure is necessary to enforce the terms of this Agreement.


/s/ Kay Seim                  COMMUNITY PSYCHIATRIC CENTERS, INC.
----------------------------
Kay Seim

/s/ Richard Seim              By: /s/ Ronald L. Ooley
----------------------------  Title  Executive Vice President
Richard Seim

CONTINUUM HEALTHCARE, INC.


By: /s/ Richard Seim
Richard Seim, President

                                 ATTACHMENT A

                     Items to be purchased from Kay Seim's
                               Office Inventory


           ITEM                              MODEL #                 SERIAL #
          ------                            ---------               ----------
Silver Reed electronic typewriter(1)          EX-66                  861014833
Clauson sideboard(1)                         C14 14/T
Clauson sideboard(1)                         C14 14/T
Skovby round dining table(1)                  S27 Rs18/T
Noleo 3-piece desk(2)                       No7 327/T
Executive high back office chair(1)           V11 323/bk
Kebe gamma visitor chair(4)                  DO1 291/T
Westergaard printer stand(1)                 WO2 60-70/T
Pitney-Bowes fax machine(1)                  8000                    6446496
20 page memory for fax(1)
Hewlett Packard laser jet printer            Laser Jet III           3104JE0375
 with toner cartridge and cord(1)
Lainer desktop microcassette transcriber(1)  413-1000                2238652
Westergaard bookcase with doors(1)
Toshiba Laptop computer, 8 meg.              T4400C                  11217707
120 mb hard drive, mouse, carrying case
 and battery pack(1)
Dell 486/33 computer(1)                      486P/33                 1TC2M
Dell ultrascan monitor                       VC5                     22901709(V)
Lotus 123                                   3
Word Perfect                                5.1
Windows                                     3.1
DOS                                         5
Central Point Backup
Central Point Anti-Virus
HP/IP Plus Laser Printer(1)                  HP/IP Plus              3203J413JZ
Meg memory upgrade
Plain paper Fax Machine by HP(1)             FAX-950                 JPA4106633
Lanier Copier with doc feeder, sorter        6725                    311107
  and 20 bin(1)                             S-2035A                 503074
Lanier desktop transcriber(1)               P120                     6295734
Teak hutch for computer desk be Faarup      706/T
Oak bookcase(1)
Gray leather desk chair(1)
Burgandy/oak side chairs(2)
Fellows paper shredder(1)
Sanyo refrigerator(1)
Burgandy armless stacking chairs(6)
Oak corner table with water damage(1)
Hon 4 drawer gray file cabinet(1)
Hon 2 drawer gray file cabinet(1)
Blue side chairs(6)
Hon 4 drawer file cabinets(3)
Lamps(5)

                                           TOTAL PURCHASE PRICE: $2500.


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